Exhibit 99.05

SoftNet Technology Corp. Closes the Acquisition of Inspara Networking Technologies

BERNARDSVILLE, N.J., January 18, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce that, on Wednesday, January 18th, the acquisition of Inspara Networking Technologies, Inc. closed at 4:23 PM Eastern Standard Time.  SoftNet will issue to Inspara stockholders 49,890,424 shares of unregistered restricted stock. Inspara will conduct all future business under the name of SoftNet Technology.

With the completion of this acquisition, SoftNet’s revenues should immediately increase 500%.  In addition, STTC will now operate in a self-sufficient manner.  Additional capital to continue operations is no longer required.  Inspara has a consistent track record of stellar revenue growth, with sales growing at a rate of over 200% every year since their incorporation in 2002.  In 2005 Inspara accelerated growth to over 300%.

Inspara operates in New York, New Mexico, Massachusetts, Florida, Washington and New Jersey. They supply high-end consulting to such companies as Tiffany Co. T-Mobil, and other recognizable names. They specialize in providing technology infrastructure services with specific capabilities in Information Security, Network Economics, Internetworking, Network Management, IP Telephony, Storage, Application Performance, and Data Center Migration/Consolidation.

“We are thrilled that this acquisition has finalized.  Inspara’s top notch personnel, superior services and globally known clientele will have a tremendous impact on the worth and continued success of SoftNet. We can now present to our target market of small businesses an upgraded menu of product and service offerings and enhanced support capabilities,” commented James Farinella, CEO of Softnet Technology Corp.

“We couldn’t be happier with the current direction of Inspara, now known as SoftNet Technology. The integration of these two enterprises provides a mutually beneficial relationship, offers a platform for accelerated growth and establishes a new organization poised for greatness,” says Kevin Holt, CEO and Chairman of InsPara Networking Technologies, Inc.

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact Stephanie Soleas, Blue-Sky Solutions at (877) 4-BLUE-IR or sttc@blueskyir.com. You may also call the company directly at 866-898-4842 (local - 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Investor Relations:
Blue-Sky Solutions
Stephanie Soleas, 877-4-BLUE-IR
sttc@blueskyir.com

SoftNet Technology Corp.
James M. Farinella, 866-898-4842 or 908-204-9911
www.softnettechnology.com